Exicure, Inc. Reports Full Year 2017 Financial Results and Corporate Progress

Launched Phase 1 clinical trial of AST-008, a TLR9 agonist for immuno-oncology

SKOKIE, IL - March 09, 2018 - Exicure, Inc., the pioneer in gene regulatory and immunotherapeutic drugs utilizing three-dimensional, spherical nucleic acid (SNA™) constructs, today reported full year financial results for the year ended December 31, 2017 and provided an update on corporate progress.

“Exicure is realizing the promise of our SNA technology through ongoing clinical advancements, including the launch of a Phase 1 clinical trial of AST-008, our TLR9 agonist being developed for immuno-oncology applications,” said Dr. David Giljohann, Chief Executive Officer of Exicure. “2017 was a foundational and transformative year for Exicure. By raising approximately $31.5 million in gross proceeds through a private placement financing and completion of a reverse merger, the company has the capital resources to drive our therapeutic pipeline into 2019. In 2018, we anticipate Phase 1 results from both AST-008, and XCUR17, our therapeutic candidate for psoriasis.”

Corporate Progress

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Launched the Phase 1 clinical trial of AST-008, a TLR9 agonist for immuno-oncology applications. Received authorization from Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom to conduct a Phase 1 clinical trial of AST-008. The company began dosing healthy subjects during the fourth quarter of 2017.

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Filed a clinical trial application for XCUR17. In February of 2018, Exicure received approval from Bundesinstitut für Arzneimittel und Medizinprodukte (BfArM), the medical regulatory body in Germany, to conduct a Phase 1 clinical trial.

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Completed reverse merger transaction and private placement financing. Through a series of steps beginning on September 26, 2017, Exicure completed a reverse merger and raised approximately $31.5 million in gross proceeds through a private placement of its common shares.

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Advanced towards public market trading. Exicure’s Form S-1 was declared effective on February 6, 2018. The company currently awaits FINRA’s approval of Form 211. Subsequent to FINRA approval, the company will finalize steps to be represented on the OTCQB market.

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Strengthened management team. Jocelyn Trokenheim joined the company as Vice President, Head of Business Development. Ms. Trokenheim most recently served as Vice President of Corporate Development at Takeda Pharmaceuticals where she was responsible for global strategic transactions, such as large-scale M&A, divestitures and strategic partnering.

Pipeline Updates

AST-008: AST-008 is an SNA consisting of toll-like receptor 9, or TLR9, agonists designed for immuno-oncology applications. The company began subject dosing of AST-008 in a Phase 1 clinical trial during the fourth quarter 2017 and expects this trial to be completed in mid-2018. This clinical trial is evaluating the safety, tolerability, pharmacokinetics, and pharmacodynamics of single and multiple doses by subcutaneous administration in healthy subjects. The company ultimately plans to clinically advance AST-008 in combination with checkpoint inhibitors.

XCUR17: XCUR17 is an antisense SNA that targets the mRNA encoding IL-17RA, a protein that is considered essential in the initiation and maintenance of psoriasis. Our proposed Phase 1 trial of XCUR17 is a microplaque study in patients with mild to moderate psoriasis. BfArM, the German regulatory authority, has approved the Phase 1 clinical trial. The company expects the first patient to be dosed in early 2018 and expects the clinical trial to be completed in mid-2018.

AST-005: AST-005 is an antisense SNA that targets the mRNA encoding TNF. AST-005 is the subject of our collaboration with Purdue Pharma L.P. Purdue Pharma L.P. has completed subject dosing in the Phase 1b clinical trial for AST-005. The Phase 1b clinical trial was conducted in Germany and was intended to evaluate, among other things, the safety and tolerability of AST-005.

2017 Financial Results and Financial Guidance

Cash Position: As of December 31, 2017, Exicure had cash and cash equivalents of $25.8 million compared to $19.6 million as of December 31, 2016. In 2017, Exicure raised approximately $31.5 million in gross proceeds from the private placement of common stock.

Research and Development (R&D) Expenses: Research and development expenses were $14.1 million for the year ended December 31, 2017 compared to $13.7 million for the year ended December 31, 2016. The increase in research and development expense of $0.4 million was primarily due to a net increase in costs related to the company’s clinical development programs of $2.2 million and higher employee-related expenses of $0.4 million, mostly offset by lower platform and discovery-related expense of $2.2 million.

General and Administrative (G&A) Expenses: General and administrative expenses were $7.0 million for the year ended December 31, 2017, compared to $3.5 million for the year ended December 31, 2016. The increase in general and administrative expenses of $3.5 million was primarily due to the write-off of costs related to financing, non-capitalized costs related to the reverse merger, higher stock-based (non-cash) compensation expense, and compliance costs and other costs associated with our transition to being a public company.

Net Loss: Net loss was $12.0 million for the year ended December 31, 2017, compared to net loss of $16.9 million for the year ended December 31, 2016.

Cash Runway Guidance: Exicure believes that, based on its current operating plans and as of the date of this press release, its existing cash and cash equivalents as of December 31, 2017 is sufficient to meet its anticipated cash requirements for the next twelve months.

Upcoming Events

Dr. David Giljohann, Chief Executive Officer of Exicure, will be giving a presentation on March 20th at the American Chemical Society (ACS) national meeting in New Orleans at the Ernest N. Morial Convention Center. Dr. Giljohann will also be presenting at the Future Leaders in Biotech conference on March 23rd at the Millennium Broadway Hotel in New York.

About Exicure, Inc.

Exicure, Inc. is a clinical stage biotechnology company developing a new class of immunomodulatory and gene regulating drugs against validated targets. Exicure's proprietary 3-dimensional, spherical nucleic acid (SNA™) architecture unlocks the potential of therapeutic oligonucleotides in a wide range of cells and tissues. Exicure's lead programs address inflammatory diseases, genetic disorders and oncology. Exicure is based outside of Chicago, Ill. www.exicuretx.com

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, use of proceeds, the Company’s technology, potential therapies, clinical and regulatory objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses resulting from the merger; that Exicure’s pre-clinical programs do not advance into the clinic or result in approved products on a timely or cost effective basis or at all; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Exicure’s pipeline programs are in various stages of pre-clinical and clinical development, and the process by which such pre-clinical or clinical therapeutic candidates could potentially lead to an approved therapeutic is long and subject to significant risks and uncertainties. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact
MacDougall Biomedical Communications
Karen Sharma, 781-235-3060
ksharma@macbiocom.com

EXICURE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$25,764	$19,623
Unbilled revenue receivable	13	—
Receivable from related party	17	15
Prepaid expenses and other assets	912	403
Total current assets	26,706	20,041
Property and equipment, net	1,317	503
Other noncurrent assets	32	32
Total assets	$28,055	$20,576
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,213
Accounts payable	1,049	509
Accrued expenses and other current liabilities	1,369	2,160
Current portion of deferred revenue	1,034	8,276
Total current liabilities	3,452	12,158
Long-term debt, net	4,855	4,454
Preferred stock warrant liability	—	201
Common stock warrant liability	523	—
Deferred revenue, net of current portion	—	1,034
Other noncurrent liabilities	278	281
Total liabilities	$9,108	$18,128

Stockholders’ equity:
Non-redeemable preferred stock
Series C: $0.00001 par value per share; no shares authorized, issued, and outstanding, December 31, 2017; 16,100,000 shares authorized; 11,239,359 shares issued and outstanding, December 31, 2016	—	33,483
Series B-2: $0.00001 par value per share; no shares authorized, issued, and outstanding, December 31, 2017; 1,403,984 shares authorized, issued and outstanding, December 31, 2016	—	3,641
Series B-1: $0.00001 par value per share; no shares authorized, issued, and outstanding, December 31, 2017; 2,451,560 shares authorized, issued and outstanding, December 31, 2016	—	5,371
Series A: $0.00001 par value per share; no shares authorized, issued, and outstanding, December 31, 2017; 11,381,640 shares authorized, issued and outstanding, December 31, 2016	—	135
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 39,300,823 issued and outstanding, December 31, 2017; 30,782,380 shares authorized, 131,644 issued and outstanding, December 31, 2016	4	—
Additional paid-in capital	53,586	(17,578)
Accumulated deficit	(34,643)	(22,604)
Total stockholders’ equity	18,947	2,448
Total liabilities and stockholders’ equity	$28,055	$20,576

EXICURE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2017	2016
Revenue:
Collaboration revenue	$9,719	$690
Grant income	—	346
Total revenue	9,719	1,036
Operating expenses:
Research and development expense	14,108	13,659
General and administrative expense	7,046	3,539
Total operating expenses	21,154	17,198
Operating loss	(11,435)	(16,162)
Other income (expense), net:
Interest expense	(795)	(724)
Other income (loss), net	191	(55)
Total other income (loss), net	(604)	(779)
Net loss	$(12,039)	$(16,941)

Basic and diluted loss per common share	$(1.19)	$(149.37)
Basic and diluted weighted-average common shares outstanding	10,119,569	113,418